Exhibit 10.1

TRANSITION AGREEMENT AND RELEASE

This TRANSITION AGREEMENT AND RELEASE (this “Agreement”) is effective as of August 14, 2017 (the “Effective Date”), by and between Addus HealthCare, Inc., an Illinois corporation (the “Company”), and Brenda Belger, an individual domiciled in the State of Texas (the “Employee”). The Company and Employee are hereinafter sometimes referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Employee has served as the Chief Human Resources Officer of the Company since June 1, 2016, pursuant to an Employment and Non-Competition Agreement, as amended and restated on April 25, 2017 (the “Employment Agreement”);

WHEREAS, Employee intends to retire from employment and has provided notice of her intent to terminate the Employment Agreement without Good Reason prior to the expiration of the Employment Term (as defined therein), pursuant to, and in accordance with, Section 7(b) of the Employment Agreement;

WHEREAS, the Company, however, desires to continue to employ Employee in a reduced, non-executive role from and after the Effective Date until April 6, 2018 in order for Employee to perform certain transition services for the Company as set forth in this Agreement (the “Transition Services”);

WHEREAS, in exchange for the additional promises set forth herein, Employee has agreed to perform the Transition Services, and the Company has agreed to employ Employee; and

WHEREAS, Employee acknowledges that, as a result of Employee’s Section 7(b) resignation, Employee is not entitled to any Severance Pay and would not be entitled to any portion of the bonus described in Section 3(b) of the Employment Agreement absent Employee’s execution of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Parties, intending to be legally bound, agree as follows:

1. Term of Employment.

The Company hereby employs the Employee, and the Employee hereby accepts employment by the Company for the period commencing as of the Effective Date and ending on April 6, 2018 (the “Transition Term”).

2. Employment Duties.

Beginning on the Effective Date and continuing through September 1, 2017 (the “Initial Employment Period”), Employee shall provide orientation assistance to the Chief Human Resources Officer of the Company. After September 1, 2017, and for the remainder of the Transition Term (the “Consulting Period”), Employee shall instead serve as a full time non-exempt consultant to the Company, providing services to affect the orderly transition of Employee’s former duties and responsibilities with the Company and such other special projects as requested by the Company from time to time (the “Transition Services”). During the Transition Term, Employee shall report directly to the Chief Executive Officer (the “CEO”) of the Company.

3. Compensation.

The Company will pay the Employee as follows during the Transition Term:

(a)	Base Salary. During the Initial Employment Period, the Company will continue to pay Employee in accordance with the Employment Agreement (the “Initial Salary”). Thereafter, during the Consulting Period, the Company will pay Employee a minimum annual salary of $12,000 (the “Consulting Salary”), with such amount being subject to upward adjustment as necessary to comply with applicable laws governing minimum wage. As a non-exempt employee, Employee shall also be eligible to earn during the Consulting Period overtime in accordance with applicable law. The Initial Salary and the Consulting Salary shall be paid in accordance with the normal payroll practice of the Company and subject to applicable withholdings and deductions.

(b)	Bonus and Other Compensation. In exchange for Employee’s execution and performance of this Agreement and her strict compliance with the covenants incorporated by reference in Section 6 below, the Company agrees to provide Employee with the following benefits to which Employee would not otherwise be entitled: (i) payment of a pro rata portion of the bonus Employee would have received, if any, had Employee continued in employment with the Company through the payment date at her prior annual salary rate of $275,000 per year and not given notice of resignation prior thereto, with such pro rata portion being eight-twelfths of the bonus the Compensation Committee shall award, in its sole discretion, if any, based on the quantitative and qualitative factors described on Exhibit B of the Employment Agreement (the “Pro Rata Bonus”); (ii) payment of all accrued but unused Paid Time Off, with such payment being made on the first payroll period occurring during the Consulting Period; and (iii) permission to keep a Company computer, IPad and printer currently residing in Employee’s home, provided that all other Company property residing on such devices be returned in accordance with this Agreement. The Bonus and Other Compensation described in this Section 3(b)(i)-(iii) shall hereinafter be referred to as the “Separation Benefits.” Employee acknowledges that Employee shall not be eligible to receive any other bonus other than the Pro Rata Bonus, if any. Employee’s entitlement to the Separation Benefits above is expressly conditioned on Employee completing the Transition Term and timely executing, delivering, and not revoking the general release attached hereto as Exhibit 1 within a sixty (60) day period following the expiration of the Transition Term.

(c)	Options. Employee has previously received equity awards pursuant to the Employment Agreement. Such equity awards shall continue to vest in accordance with the terms of the 2009 Stock Incentive Plan and applicable award agreements. However, Employee shall not be eligible for any other stock option or restricted stock awards during the Transition Term.

4. Expenses.

During the Initial Employment Period, Employee shall be authorized to continue to incur reasonable business expenses on behalf of the Company in accordance with the Employment Agreement, and the Company shall reimburse Employee for reasonable business expenses incurred by her during the Initial Employment Period in connection with the performance of her duties hereunder but conditioned upon and subject to the Company’s established policies and procedures, including written receipt from Employee of an itemized accounting in accordance with the Company’s regular business expense verification practices. During the Consulting Period, Employee shall not be authorized to incur reasonable business expenses on behalf of the Company absent the express written consent of the CEO.

5. Benefits.

During the Initial Employment Period, Employee shall continue to receive the same benefits Employee received under Section 5 of the Employment Agreement. Thereafter, during the Consulting Period, Employee shall be eligible to receive medical, dental and vision insurance described in Section 5, Paragraph (d) of the Employment Agreement.

6. Employee Covenants.

Employee acknowledges that Employee has previously executed an Employment Agreement, which includes in Section 9 thereof certain non-competition, non-solicitation, non-disclosure, and non-disparagement covenants, as well as covenants to return Company property; confidentiality and other acknowledgement provisions; and remedies for any breach of Section 9 of the Employment Agreement. Employee promises to adhere to all the terms of Section 9 of the Employment Agreement, which shall remain in full force and effect following execution of this Agreement and which are hereby incorporated by reference as originally executed and acknowledged by both Parties, provided, however, that nothing incorporated herein shall prevent Employee from making a good-faith, truthful report to a government agency with oversight responsibility of the Company or from otherwise participating in a government investigation. For an avoidance of doubt, all remedies for any breach of Section 9 of the Employment Agreement are also hereby incorporated by reference.

7. Prior Agreement.

Except as otherwise provided herein, including, without limitation with respect to Section 6 hereof, this Agreement supersedes and is in lieu of any and all other employment arrangements between Employee and the Company or its predecessor or any subsidiary, and any and all such employment agreements and arrangements are hereby terminated and deemed of no further force or effect.

8. Assignment.

Neither this Agreement nor any rights or duties of Employee hereunder shall be assignable by Employee, and any such purported assignment by her shall be void. The Company may assign all or any of its rights hereunder.

9. Notices.

Unless specified in this Agreement, all notices and other communications hereunder shall be in writing and shall be deemed given upon receipt or refusal thereof if delivered personally, sent by overnight courier service, mailed by registered or certified mail (return receipt requested), postage prepaid, or emailed to the other Party’s email address on the Company’s computer network. Notice to the respective Parties, if mailed or sent by overnight courier service, shall be to the following addresses:

(a)	if to Employee, to:

Brenda Belger
165 Lake View Circle
Montgomery, Texas 77356

(b)	if to the Company, to:

Addus HealthCare, Inc.
6801 Gaylord Parkway
Suite 110
Frisco, TX 75034
Attention: CEO

with a copy, which shall not constitute notice, to:

Bass Berry & Sims PLC
150 Third Avenue South
Suite 2800
Nashville, TN 37201
Attention: David Cox, Esq.
Telephone: (615) 742-6299
Facsimile: (615) 742-2864
E-mail: dcox@bassberry.com

Any Party may change its address for notice by giving all other Parties notice of such change pursuant to this Section 9.

10. Amendment.

This Agreement may not be changed, modified, or amended except in writing signed by both Parties to this Agreement.

11. Waiver of Breach.

The waiver by either Party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either Party.

12. Invalidity of Any Provision.

The provisions of this Agreement are severable, it being the intention of the Parties that, should any provision hereof be invalid or unenforceable, such invalidity or enforceability of any provisions shall not affect the remaining provisions hereof, but the same shall remain in full force and effect as if such invalid or unenforceable provision or provisions were omitted.

13. 409A Compliance.

This Agreement is intended to comply with or be exempt from Code §409A, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with or exempt from Code §409A. Notwithstanding any other provision to the contrary, a termination of employment with the Company shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of “deferred compensation” (as such term is defined in §409A) upon or following a termination of employment unless such termination is also a “separation from service” from the Company within the meaning of Code §409A and Section 1.409A-1(h) of the Treasury Regulations and, for purposes of any such provision of this agreement, references to a “separation,” “termination,” “termination of employment or like terms shall mean “separation from service.” If Employee is a specified employee within the meaning of that term under Code §409A, then with regard to any payment that is considered non-qualified deferred compensation under Code §409A and payable on account of a separation from service, such payment shall be made on the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such separation from service, and (ii) the date of Employee’s death (the “Delay Period”) to the extent required under Code §409A. Upon the expiration of the Delay Period, all payments delayed shall be paid to Employee in a lump sum, and all remaining payments due under this Agreement shall be paid or provided for in accordance with the normal payment dates specified herein. To the extent any reimbursements or in-kind benefits under this Agreement constitute non-qualified deferred compensation for purposes of Code §409A, (i) all such expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (ii) any right to such reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit and (iii) no such reimbursement, expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. For purposes of Code §409A, Employee’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event shall any payment under this Agreement that constitutes non-qualified deferred compensation for purposes of Code §409A be subject to offset, counterclaim or recoupment by any other amount unless otherwise permitted by Code §409A.

14. Governing Law.

This Agreement shall be governed by, and construed, interpreted, and enforced in accordance with, the laws of the State of Texas as applied to agreements entirely entered into and performed in Texas by Texas residents exclusive of the conflict of laws provisions of any other state.

15. Arbitration.

Except as set forth below, any controversy or claim arising out of or relating to this Agreement (including, without limitation, as to arbitrability and any disputes with respect to the Employee’s employment with the Company or the termination of such employment), or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect as of the date of filing of the arbitration administered by a person authorized to practice law in the State of Texas and mutually selected by the Company and Employee (the “Arbitrator”). If the Company and Employee are unable to agree upon the Arbitrator within fifteen (15) days, they shall each select an arbitrator within fifteen (15) days, and the arbitrators selected by the Company and Employee shall appoint a third arbitrator to act as the Arbitrator within fifteen (15) days (at which point the Arbitrator alone shall judge the controversy or claim). The arbitration hearing shall commence within ninety (90) calendar days after the Arbitrator is selected, unless the Company and Employee mutually agree to extend this time period. The arbitration shall take place in Dallas, Texas. The Arbitrator will have full power to give directions and make such orders as the Arbitrator deems just. Nonetheless, the Arbitrator explicitly shall not have the authority, power, or right to alter, change, amend, modify, add, or subtract from any provision of this Agreement except pursuant to Section 12. The Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based within thirty (30) days after the conclusion of the arbitration hearing. The agreement to arbitrate will be specifically enforceable. The award rendered by the Arbitrator shall be final and binding (absent fraud or manifest error), and any arbitration award may be enforced by judgment entered in any court of competent jurisdiction. The Company and Employee shall each pay one-half (1/2) of the fees of the Arbitrator. Notwithstanding anything set forth above to the contrary, in the event that the Company seeks injunctive relief and/or specific performance to remedy a breach, evasion, violation, or threatened violation of this Agreement, Employee irrevocably waives her right, if any, to have any such dispute decided by arbitration or in any jurisdiction or venue other than a state or federal court in the State of Texas. For any such action, Employee further irrevocably consents to the personal jurisdiction of the state and federal courts in the State of Texas.

16. WAIVER OF JURY TRIAL.

NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF A PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS OR THE DEALINGS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION 19 HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND

THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY HERETO THAT THE PROVISIONS OF THIS SECTION 16 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

20. Attorneys’ Fees.

If either Party is required to enforce any of her or its rights under this Agreement, including, without limitation, any right under Section 6 hereof, the prevailing party shall be entitled to recover from the other Party all attorneys’ fees, court costs, and other reasonable expenses incurred in connection with the enforcement of those rights.

21. Survival.

Notwithstanding anything herein to the contrary, obligations under this Agreement which by their nature would continue beyond the termination of this Agreement, including without limitation those obligations contained in Section 6, shall survive termination or expiration of this Agreement for any reason.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

ADDUS HEALTHCARE, INC.

By:	/s/ R. Dirk Allison
Name:	R. Dirk Allison
Title:	President & Chief Executive Officer

/s/ Brenda Belger
Brenda Belger

Signature page to Belger Employment Agreement

Exhibit 1

GENERAL RELEASE

In consideration of the Separation Benefits described in the Transition Agreement and Release by and between Addus HealthCare, Inc., an Illinois corporation (the “Company”), and Brenda Belger, an individual domiciled in the State of Texas (the “Employee”) (the “Transition Agreement”), and as required by Section 3(d) thereof, Employee hereby agrees to the following general release (the “Release”). The Company and Employee are hereinafter sometimes referred to individually as a “Party” and collectively as the “Parties.”

1. Release.

(a) Employee hereby waives, releases, and forever discharges the Company, its subsidiaries, business units, affiliates, parent companies, predecessors, successors, and its respective officers, directors, employees, agents, and legal counsel (collectively, the “Released Parties”) from any and all claims, causes of action, demands, damages, costs, expenses, liabilities, grievances, or other losses, whether known or unknown, that in anyway arise from, grow out of, or are related to Employee’s employment with the Company, Employee’s termination of employment with the Company, or events that occurred before the date Employee executes this Release. Employee understands that the general release of claims contained in this Section 1 does not, however, waive any claim or cause of action that may arise after this Release is executed by Employee.

(b) Without limiting the generality of the foregoing, this general release of claims is intended to and shall release the Released Parties from any and all claims arising under federal, state, or local law prohibiting employment discrimination and all claims arising out of any legal restrictions on the Company’s right to terminate its employees, including any breach of contract claims. This general release of claims also specifically releases the Released Parties from all claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act (ADEA), the National Labor Relations Act (NLRA), the Employment Retirement Income Security Act (ERISA), the Americans with Disabilities Act (ADA), the Uniformed Services Employment and Reemployment Rights Act (USERRA), the Genetic Information Nondiscrimination Act (GINA), and the Equal Pay Act (EPA), as well as all other applicable federal, state, or local codes, laws, regulations, and ordinances concerning Employee’s employment. This general release of claims shall not apply to claims that cannot be waived as a matter of law, including certain wage claims under the Fair Labor Standards Act (FLSA) or other state laws, claims under any applicable workers’ compensation laws, or claims under unemployment compensation laws.

2. No Current Claims; Covenant Not to Sue. Employee represents and warrants that Employee has not filed any complaint(s) or charge(s) against the Company or any of the other Released Parties with the Equal Employment Opportunity Commission (“EEOC”) or the state commission empowered to investigate claims of employment discrimination, the Department of Labor, the Office of Federal Contract Compliance Programs, or with any other local, state, or federal agency or court. Employee acknowledges and understands, however, that nothing in this Release shall prevent Employee from filing a charge of discrimination with the EEOC or a comparable state agency, but Employee agrees that should Employee obtain damages, or should the EEOC or any other third party obtain damages or other relief on Employee’s behalf, arising out of a claim concerning Employee’s employment with the Company, Employee will completely waive and forego the receipt of all such damages or other relief. Other than as authorized by the second sentence of this Section 2, Employee covenants and agrees not to file, commence, or initiate, whether directly or indirectly, any complaint or charge of any nature, whether related to employment discrimination or not, at any time hereafter against any of the Released Parties, and if any court, tribunal, or agency assumes or has assumed jurisdiction over any such complaint or charge, Employee shall promptly request in writing that the court, tribunal, or agency dismiss the matter. If Employee breaches this covenant not to sue, Employee hereby agrees to pay all of the reasonable costs and attorneys’ fees actually incurred by the Released Parties in defending against such claims, together with any further damages as may result, directly or indirectly, from that breach.

3. No Admission of Wrongdoing or Liability. It is understood and agreed that this Release is in compromise of all existing, potential, or disputed claims. Nothing contained in this Release will constitute, or be construed as or is intended to be, an admission or an acknowledgment by the Released Parties of any wrongdoing or liability, all such wrongdoing and liability being expressly denied.

4. Confidential Nature of This Release. Employee agrees to maintain absolute confidentiality and secrecy concerning the terms of this Release and will not reveal, or disseminate by publication in any manner whatsoever, this document or any matters pertaining to it to any other person (in the broadest sense of the term), including without limitation any past or present employee, officer, or director of the Company or any media representative, except as required by legal process. This confidentiality provision does not apply to communications necessary between immediate family members, legal and financial planners, or tax preparers. However, Employee shall ensure that such individuals also uphold the confidentiality of this Release.

5. Restrictive Covenants. Employee acknowledges that Employee has previously executed a Transition Agreement, which incorporates by reference in Section 6 thereof certain non-competition, non-solicitation, non-disclosure, and non-disparagement covenants, as well as covenants to return Company property; confidentiality and other acknowledgement provisions; and remedies for any breach of Section 6 of the Transition Agreement. Employee acknowledges and understands that the restrictive covenants included in Section 6 of the Transition Agreement survive the termination or expiration of the Transition Agreement and shall remain in full force and effect following the execution of this Release.

6. Disclosure. Employee acknowledges and warrants that Employee is not aware of, or that Employee has fully disclosed to the Company, in writing, any matters for which Employee was responsible or that came to Employee’s attention as an employee of the Company that might give rise to, evidence, or support any claim of illegal conduct, regulatory violation, unlawful discrimination, or other cause of action against the Company.

7. Company Property. Employee represents and covenants that Employee has returned, or will return to Company, upon Company’s request and in no event any later than the March 13, 2018, all property of the Company, including but not limited to all keys to the Company’s offices, all equipment of any type, all documents, client lists, vendor lists, sales data or sales materials, customer preferences, marketing materials, product cost information, written information, forms, formulae, Company plan documents, Company legal documents, work-related e-mails, password access codes, and any other items relating to the Company’s business that Employee generated or received from the Company (or any entity affiliated with the Company), as well as any records and copies of the same, which are in Employee’s possession or control, including but not limited to all originals, copies, derivations, and summaries of any of the Company’s confidential or proprietary information and/or trade secrets. Employee agrees to destroy any and all Company documents, including but not limited to e-mails and documents that Employee may have stored on Employee’s personal computers or other electronic devices of any kind.

8. Remedies. Employee understands and agrees that if Employee breaches any term of this Release, including, without limitation, any obligation under Section 5 hereof, Employee shall be subject, upon petition to any court of competent jurisdiction, to any remedy available to the Company at law or in equity, including the disgorgement and recoupment of any consideration given under this Release and the Transition Agreement; temporary, preliminary, and permanent injunctive relief enjoining Employee from any such breach or threatened breach, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security; damages; and pursuant to Section 17 hereof, payment of all reasonable attorney’s fees incurred by the Company.

9. Binding Effect. This Release will be binding upon and inure to the benefit of the Parties and their respective officers, directors, employees, agents, legal counsel, heirs, successors, and assigns.

10. Governing Law. This Release will be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to its choice of law rules.

11. Notice. All notices, demands, or other communications hereunder shall be in writing and shall be deemed to have been duly given and received (i) if delivered personally, (ii) three (3) business days after being mailed, certified mail, return receipt requested, (iii) one (1) business day after being sent by nationally recognized overnight delivery service, or (iv) if sent via facsimile or similar electronic transmission during normal business hours, as evidenced by mechanical confirmation of such facsimile or other electronic transmission:

(a)	if to Employee, to:

Brenda Belger
165 Lake View Circle
Montgomery, Texas 77356

(b)	if to the Company, to:

Addus HealthCare, Inc.
6801 Gaylord Parkway
Suite 110
Frisco, TX 75034
Attention: CEO

with a copy, which shall not constitute notice, to:

Bass Berry & Sims PLC
150 Third Avenue South
Suite 2800
Nashville, TN 37201
Attention: David Cox, Esq.
Telephone: (615) 742-6299
Facsimile: (615) 742-2864
E-mail: dcox@bassberry.com

Any Party may change its address for notice by giving all other Parties notice of such change pursuant to this Section 11.

12. Counterparts. This Release may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same Release. Counterpart signature pages to this Release transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

13. No Waiver. Should the Company fail to require strict compliance with any term or condition of this Release, such failure shall not be deemed a waiver of such terms or conditions, nor shall the Company’s failure to enforce any right it may have preclude it from thereafter enforcing its rights under this Release.

14. Entire Agreement. This Release, together with the Transition Agreement, contains the entire understanding of the Parties as to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof.

15. No Oral Modification. This Release may not be amended or modified except by an agreement in writing signed by both Parties.

16. Severability. If a court of competent jurisdiction should rule that any provision of this Release is invalid, illegal, or unenforceable in any respect, such ruling shall not affect the validity and enforceability of any other provision thereof, and this Release shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

17. Attorneys’ Fees. The Parties agree that in the event it becomes necessary to seek judicial remedies for the breach or threatened breach of this Release, the prevailing party will be entitled, in addition to all other remedies, to recover from the non-prevailing party reasonable attorneys’ fees and costs.

18. Section 409A Compliance. The intent of the parties is that payments and benefits under this Release comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Release shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest, or penalty that may be imposed on Employee by Code Section 409A or damages for failing to comply with Code Section 409A. The Parties acknowledge that the provisions of Section 13 of the Transition Agreement are hereby incorporated herein.

19. Consideration and Revocation Period. Employee acknowledges that Employee has a period of sixty (60) days after Employee’s receipt of this Release in which to consider entering into this Release (the “Consideration Period”). Employee has the right to sign this Release sooner than the expiration of the Consideration Period. If Employee does so, Employee acknowledges that Employee waives the right to the full 60-day Consideration Period. Employee may also revoke the signed Release at any time during a seven (7) day period following Employee’s execution of this Release, (the “Revocation Period”) by providing written notice of revocation in accordance with Section 11 of this Release. The notice must be received by the Company no later than the seventh day after signing this Release.

20. Agreement Knowing and Voluntary. Employee is advised that Employee has the right to and should consult with an attorney of Employee’s choice, at Employee’s expense, during the Consideration and/or Revocation Periods. By signing this Release, Employee acknowledges that Employee has had an adequate opportunity to consult with an attorney and consider this Release. Employee further acknowledges that Employee has carefully read and fully understands all the provisions of this Release, specifically including the General Release of Claims included in Section 1 of this Release. Employee acknowledges that Employee is fully satisfied with the terms and conditions of this Release, including, without limitation, the Separation Benefits received, or to be received, by Employee from the Company. Finally, Employee also acknowledges that Employee is voluntarily entering into this Release without any threat or coercion. If Employee chooses to revoke this Release within the Revocation Period, the Release shall become null and void, and Employee shall not be entitled to any of the Separation Benefits and shall, to the extent already received, immediately return such Separation Benefits to the Company, as further required by Section 3(d) of the Transition Agreement. Should Employee not exercise Employee’s right to revoke this Release within seven (7) days of the date of execution, this Release shall be held in full force and effect, and each Party shall be obligated to comply with its requirements.

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IN WITNESS WHEREOF, the Parties have executed this Release as of the date below.

Dated:
Brenda Belger

Dated:	ADDUS HEALTHCARE, INC.

	By:	R. Dirk Allison
	Title:	Chief Executive Officer

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